                                                                Exhibit 10(n)

DESCRIPTION OF NON-EMPLOYEE DIRECTORS
RESTRICTED STOCK GRANTS

         The Company pays a portion of the annual retainer for non-employee Directors in the form of restricted shares of the Company's common stock. The shares vest upon retirement from the Board or earlier death or resignation. Prior to vesting, such shares are held in escrow, and may not be sold, transferred, pledged or otherwise disposed of. The portion of the annual retainer paid in restricted shares is recommended by the Compensation and Human Resources Committee and approved by the Board. The number of restricted shares is the amount so determined, divided by the market value of the Company's common stock on the date of grant.